Exhibit 99.1

MARKETAXESS REPORTS RECORD FIRST QUARTER 2021 REVENUES

OF $195.5 MILLION, OPERATING INCOME OF $103.5 MILLION AND

DILUTED EPS OF $2.11

First Quarter Financial Highlights*

•	Record revenues of $195.5 million, up 16%

•	Operating income of $103.5 million, up 14%

•	Diluted EPS of $2.11, up 8% from $1.96

•	Record Open TradingTM credit volume of $246.3 billion, up 20%

•	Estimated U.S. high-grade market share of 20.5%, up from 20.0%

•	Estimated U.S. high-yield market share of 15.6%, up from 12.2%

*	All comparisons versus first quarter 2020.

NEW YORK, April 22, 2021 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced results for the quarter ended March 31, 2021.

“MarketAxess started the new year on a strong note with record quarterly credit trading volume and record revenue,” said Rick McVey, Chairman and CEO of MarketAxess. “Market share gains are driving the volume and revenue growth as electronic trading continues to advance in fixed-income markets around the world. We are seeing positive signs in new product areas, and in all geographic regions, as we invest to support long-term growth. Trading automation continues to accelerate with both our investor and dealer clients.”

First Quarter Results

Total revenues for the first quarter of 2021 increased 15.7% to $195.5 million, compared to $169.0 million for the first quarter of 2020. Operating income was $103.5 million, compared to $91.1 million for the first quarter of 2020, an increase of 13.6%. Operating margin was 52.9%, compared to 53.9% for the first quarter of 2020. Net income totaled $80.5 million, or $2.11 per share on a diluted basis, compared to $74.8 million, or $1.96 per share, for the first quarter of 2020.

Commission revenue for the first quarter of 2021 increased 12.7% to $175.8 million, compared to $156.0 million for the first quarter of 2020. Variable transaction fees increased 14.9% to $148.4 million for the first quarter of 2021, compared to variable transaction fees of $129.2 million for the first quarter of 2020. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 20.5% for the first quarter of 2021, compared to an estimated 20.0% for the first quarter of 2020.

All other revenue, which consists of information services, post-trade services and other revenue, increased to $19.6 million, compared to $13.0 million for the first quarter of 2020. The increase in all other revenue was principally due to $4.0 million of regulatory trade reporting revenue generated by Regulatory Reporting Hub, which was acquired from Deutsche Börse Group in November 2020, and $0.7 million of revenue due to the weaker U.S. dollar to U.K. pound sterling exchange rate.

Total expenses for the first quarter of 2021 increased 18.1% to $92.0 million, compared to $77.9 million for the first quarter of 2020. The increase in total expenses was largely due to higher employee compensation and benefit costs of $6.9 million, mainly due to an increase in headcount; higher professional and consulting fees of $4.0 million, mainly attributable to acquisition related costs of $1.5 million and self-clearing consulting fees of $0.8 million; and higher depreciation and amortization of $3.7 million; which was partially offset by a decrease in marketing and advertising expenses of $1.5 million on lower travel and entertainment spend. Expenses in the first quarter of 2021 reflect costs associated with the Regulatory Reporting Hub transaction totaling $3.6 million, including non-recurring integration costs of $1.3 million and amortization of acquired intangibles expense of $1.4 million. Excluding the Regulatory Reporting Hub transaction related costs, total expenses for the quarter were up 13.5%.

The effective tax rate for the first quarter of 2021 was 21.0%, compared to 18.4% for the first quarter of 2020. The income tax provision for the first quarter of 2021 and 2020 reflected $4.0 million and $6.3 million, respectively, of excess tax benefits related to share-based compensation awards.

Employee headcount was 610 as of March 31, 2021 compared to 536 as of March 31, 2020. The increase in headcount was due to the continued investment in the Company’s growth initiatives, including geographic expansion, trading automation, new trading protocols and the transition to self-clearing.

Dividend

The Company’s board of directors declared a quarterly cash dividend to $0.66 per share of common stock outstanding, to be paid on May 26, 2021 to stockholders of record as of the close of business on May 12, 2021.

Share Repurchases

A total of 1,050 shares were repurchased in the first quarter of 2021 at a cost of $0.5 million. In January 2021, the Board of Directors authorized a new repurchase program for up to $100.0 million of the Company’s common stock. The new program commenced in April 2021 following the expiration of the previous program.

Balance Sheet Data

As of March 31, 2021, total assets were $1.5 billion and included $415.2 million in cash, cash equivalents and investments. Total stockholders’ equity as of March 31, 2021 was $988.2 million.

Updated Expense Guidance for 2021

The Company is updating its full year 2021 expense guidance range to $370.0 million to $386.0 million, up from a range of $362.0 million to $382.0 million. The updated expense guidance range includes the impact of the MuniBrokers LLC acquisition, which closed on April 9, 2021.

Non-GAAP Financial Measures and Other Items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP measures of financial performance, including earnings before interest, taxes, depreciation and amortization (“EBITDA”) and free cash flow. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, are important in understanding the Company’s operating results. See the attached schedule for a reconciliation of GAAP net income to EBITDA and GAAP cash flow from operating activities to free cash flow.

Webcast and Conference Call Information

Rick McVey, Chairman and Chief Executive Officer, Chris Concannon, President and Chief Operating Officer and Tony DeLise, Chief Financial Officer, will host a conference call to discuss the Company’s financial results and outlook on Thursday, April 22, 2021 at 10:00 a.m. EDT. To access the conference call, please dial 855-425-4206 (U.S.) or 484-756-4249 (international). The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. A replay of the call will be made available by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) and using the conference ID: 2255117 for one week after the announcement. The Webcast will also be archived on http://investor.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess operates a leading, institutional electronic trading platform delivering expanded liquidity opportunities, improved execution quality and significant cost savings across global fixed-income markets. A global network of over 1,800 firms, including the world’s leading asset managers and institutional broker-dealers, leverages MarketAxess’ patented trading technology to efficiently trade bonds. MarketAxess’ award-winning Open Trading™ marketplace is regarded as the preferred all-to-all trading solution in the global credit markets, creating a unique liquidity pool for a broad range of credit market participants. Drawing on its deep data and analytical resources, MarketAxess provides automated trading solutions, market data products and a range of pre- and post-trade services.

MarketAxess is headquartered in New York and has offices in London, Amsterdam, Boston, Chicago, Los Angeles, Miami, San Francisco, São Paulo, Hong Kong and Singapore. For more information, please visit www.marketaxess.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: global economic, political and market factors; risks relating to the COVID-19 pandemic, including the possible effects of the economic conditions worldwide resulting from the COVID-19 pandemic; risks related to the U.K. exit from the European Union; the level of trading volume transacted on the MarketAxess platform; the rapidly evolving nature of the electronic financial services industry; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; our ability to introduce new fee plans and our clients’ response; our ability to attract clients or adapt our technology and marketing strategy to new markets; risks related to our growing international operations; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; risks related to self-clearing; the effect of rapid market or technological changes on us and the users of our technology; our dependence on third-party suppliers for key products and services; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; the occurrence of design defects, errors, failures or delays with our platforms; our vulnerability to cyber security risks; our actual or perceived failure to comply with privacy and data protection laws; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our dependence on our management team and our ability to attract and retain talent; limitations on our flexibility because we operate in a highly regulated industry; the increasing government regulation of us and our clients; our exposure to costs and penalties related to our extensive regulation; our risks of litigation and securities laws liability; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

Media and Investor Relations Contacts:

David Cresci	William McBride
MarketAxess Holdings Inc.	RF|Binder
+1-212-813-6027	+1-917-239-6726

Kyle White
MarketAxess Holdings Inc.
+1-212-813-6355

MarketAxess Holdings Inc.

Consolidated Statements of Operations

	Three Months Ended March 31,
	2021	2020
	(In thousands, except per share data)
	(unaudited)
Revenues
Commissions	$175,838	$155,954
Information services	9,162	8,642
Post-trade services	10,261	4,153
Other	203	229

Total revenues	195,464	168,978

Expenses
Employee compensation and benefits	48,088	41,194
Depreciation and amortization	11,779	8,067
Technology and communications	10,036	8,161
Professional and consulting fees	9,640	5,675
Occupancy	3,317	3,474
Marketing and advertising	1,204	2,675
Clearing costs	4,694	5,510
General and administrative	3,232	3,133

Total expenses	91,990	77,889

Operating income	103,474	91,089
Other income (expense)
Investment income	107	1,269
Interest expense	(191)	—
Other, net	(1,589)	(656)

Total other income	(1,673)	613

Income before income taxes	101,801	91,702
Provision for income taxes	21,344	16,886

Net income	$80,457	$74,816

Per Share Data:
Net income per common share
Basic	$2.15	$2.01
Diluted	$2.11	$1.96
Cash dividends declared per common share	$0.66	$0.60
Weighted-average common shares:
Basic	37,470	37,303
Diluted	38,155	38,075

MarketAxess Holdings Inc.

Commission Revenue Details

	Three Months Ended March 31,
	2021	2020
	Total Commissions Revenue
	(In thousands)
	(unaudited)
Transaction Fees
U.S. high-grade	$65,356	$57,970
Other credit [1]	78,899	65,610

Total credit	144,255	123,580
Rates [2]	4,143	5,586

Total transaction fees	148,398	129,166

Distribution Fees
U.S. high-grade	20,970	19,974
Other credit[1]	6,404	6,658

Total credit	27,374	26,632
Rates[2]	66	156

Total distribution fees	27,440	26,788

Total commissions	$175,838	$155,954

	Average Variable Transaction Fee Per Million
	(unaudited)
U.S. high-grade - fixed-rate	$185.07	$182.95
U.S. high-grade - floating-rate	45.11	47.96

Total U.S. high-grade	179.83	175.67
Other credit [1]	201.78	198.97

Total credit	191.20	187.31
Rates[2]	3.70	3.87

[1]	Other credit includes high-yield, emerging markets, Eurobonds and municipal bonds.
[2]	Rates includes U.S. Government bonds, agencies and other government bonds.

MarketAxess Holdings Inc.

Consolidated Condensed Balance Sheet Data

	As of
	March 31, 2021	December 31, 2020
	(In thousands)
	(unaudited)
Assets
Cash and cash equivalents	$390,915	$460,858
Cash segregated under federal regulations	50,083	50,059
Investments, at fair value	24,308	28,111
Accounts receivable, net	87,452	79,577
Receivables from broker-dealers, clearing organizations and customers	564,957	279,915
Goodwill	147,388	147,388
Intangible assets, net of accumulated amortization	90,945	95,354
Furniture, equipment, leasehold improvements and capitalized software, net	88,655	85,204
Operating lease right-of-use assets	75,223	75,924
Prepaid expenses and other assets	25,943	29,039

Total assets	$1,545,869	$1,331,429

Liabilities and stockholders’ equity
Liabilities
Accrued employee compensation	$28,223	$62,326
Payables to broker-dealers, clearing organizations and customers	308,268	133,326
Income and other tax liabilities	48,193	42,750
Accounts payable, accrued expenses and other liabilities	80,202	44,354
Operating lease liabilities	92,750	93,612

Total liabilities	557,636	376,368

Stockholders’ equity
Common stock	123	123
Additional paid-in capital	309,988	329,742
Treasury stock	(170,043)	(169,523)
Retained earnings	854,747	799,369
Accumulated other comprehensive loss	(6,582)	(4,650)

Total stockholders’ equity	988,233	955,061

Total liabilities and stockholders’ equity	$1,545,869	$1,331,429

MarketAxess Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended March 31,
	2021	2020
	Earnings Before Interest, Taxes, Depreciation and Amortization
	(In thousands)
	(unaudited)
Net income	$80,457	$74,816
Add back:
Interest expense	191	—
Provision for income taxes	21,344	16,886
Depreciation and amortization	11,779	8,067

Earnings before interest, taxes, depreciation and amortization	$113,771	$99,769

	Free Cash Flow
	(In thousands)
	(unaudited)
Cash flows from operating activities	$(23,159)	$120,369
Exclude: Net change in trading investments	(5,495)	(56,394)
Exclude: Net change in fail-to-deliver/receive from broker-dealers, clearing organizations and customers	93,370	—
Less: Purchases of furniture, equipment and leasehold improvements	(4,257)	(4,291)
Less: Capitalization of software development costs	(8,075)	(6,778)

Free cash flow	$52,384	$52,906

MarketAxess Holdings Inc.

Volume Statistics*

	Three Months Ended March 31,
	2021	2020
	Total Trading Volume
	(In millions)
	(unaudited)
U.S. high-grade - fixed-rate	$349,815	$312,188
U.S. high-grade - floating-rate	13,626	17,806

Total U.S. high-grade	363,441	329,994
Other credit	391,020	329,753

Total credit	754,461	659,747
Rates	1,120,868	1,444,878

	Average Daily Volume
	(In millions)
	(unaudited)
U.S. high-grade	$5,958	$5,322
Other credit	6,361	5,277

Total credit	12,319	10,599
Rates	18,374	23,305

Number of U.S. Trading Days [1]	61	62
Number of U.K. Trading Days [2]	63	64

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.
*

Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a matched principal basis between two counterparties. Consistent with industry standards, U.S. Government Bond trades are single-counted.